UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 2, 2013

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2013, CAS Medical Systems, Inc. (the “Company”) appointed Brian J. Wagner as its Chief Commercial Officer.

On October 2, 2013, Matthew J. Herwig stepped down from his position as Vice President – Global Sales & Marketing of the Company.

On October 2, 2013, Evan Jones informed the Company of his decision to resign as a member of the Company’s Board of Directors, effective October 2, 2013. Mr. Jones’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Employment Agreement with Brian J. Wagner

On October 2, 2013, the Company entered into an Employment Agreement with Brian J. Wagner (the “Employment Agreement”), pursuant to which Mr. Wagner assumed the position of Chief Commercial Officer of the Company.

Under the terms of the Employment Agreement, Mr. Wagner is employed on an “at will” basis, will receive an annual base salary of $250,000 and will be eligible for an annual bonus, with a target equal to 40% of his annual salary (prorated for any partial period), in the form of cash or common stock of the Company as determined at the sole discretion of the Compensation Committee of the Board of Directors.  Mr. Wagner will also be entitled to participate in all of the Company’s employee benefit programs as such programs may be in effect from time to time.

If the Company terminates Mr. Wagner’s employment without Serious Cause (as defined in the Employment Agreement) or Mr. Wagner terminates his employment for Good Reason (as defined in the Employment Agreement), the Company will continue to pay Mr. Wagner his then-current base salary for a period of six months from the date of such termination and he will be entitled to participate in the Company’s health benefit plans (with standard employee payment not to exceed the payment level prior to termination) for the six-month period.  In addition, if Mr. Wagner terminates his employment for Good Reason or if the Company terminates Mr. Wagner’s employment without Serious Cause, all of Mr. Wagner’s equity-linked grants (such as any stock options or restricted stock) will immediately accelerate and vest in full.

If the Company (or a successor company) terminates Mr. Wagner’s employment without Serious Cause or Mr. Wagner terminates his employment for Good Reason, within the period commencing on the date that a Change of Control (as defined in the Employment Agreement) is formally proposed to the Company’s Board of Directors and ending on the six month anniversary of the date on which such Change of Control occurs, then Mr. Wagner will be entitled to receive his then-current base salary for a period of six months from the date of such termination and in addition will be entitled to participate in the Company’s health benefit plans (with standard employee payment not to exceed the payment level prior to the change in control) for the six-month period.

The Employment Agreement also contains customary confidentiality covenants and covenants not to compete or solicit during the term of employment or in the one year period thereafter.

Option Grant

On October 2, 2013, the Company also granted Mr. Wagner a non-qualified stock option to purchase 250,000 shares of the common stock of the Company at $1.35 per share, representing the closing price of the common stock on the grant date.  The option will vest twenty-five percent per year beginning on the first anniversary of the grant, provided that Mr. Wagner is then still employed by the Company.

The Company issued a press release with respect to the foregoing, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits – The following exhibits are filed as part of this report

99.1	Press Release dated October 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: October 3, 2013	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer